SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notes:

January 16, 2006

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, February 22, 2007. Enclosed please find a copy of our proxy statement for this meeting, as well as our 2006 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

The election of directors is the only matter our shareholders are being asked to vote on at the meeting. Information regarding this matter is presented in the body of the proxy statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 22, 2007

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (the “Company”) will be held on Thursday, February 22, 2007, at 3:00 p.m., local time, at 1195 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

1.	Election of Directors. To elect two directors, each for a three-year term; and

2.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on December 29, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

January 16, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 22, 2007

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on February 22, 2007, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect two members of the Board of Directors and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about January 18, 2007.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on December 29, 2006 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 3,197 beneficial holders of the 17,167,772 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the two nominees for election to the Board of Directors. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if either of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors.    The following table sets forth the names of the Board of Directors’ nominees for election as directors, those directors who will continue to serve after the Annual Meeting and the director who is retiring from the Board. Also set forth is certain other information with respect to each such person’s age at December 29, 2006, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees:
Heinrich Stenger	65	1997	2007	Director
J. Michael Gullard	61	2006	2007	Director
Continuing Directors:
Carl W. Neun	63	2000	2008	Director
Gregory H. Turnbull	68	1986	2008	Chairman of the Board
Steven E. Wynne	54	1996	2008	Director
Walter W. Noce, Jr.	61	2005	2009	Director
Gerald K. Perkel	51	2005	2009	President, Chief Executive Officer and Director
E. Kay Stepp	61	1998	2009	Director
Retiring Director:
William D. Walker	76	1983	2007	Director

Heinrich Stenger.    Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

J. Michael Gullard.    Mr. Gullard was elected to the Board of Directors in November 2006. Mr. Gullard is the founder and a General Partner of Cornerstone Management, a family of technology focused venture capital funds. Mr. Gullard received a BA in economics and an MBA from Stanford University. Mr. Gullard also serves on the board of directors of Dyntek, Inc., Alliance Semiconductor, Inc., Celeritek, Inc. and JDA Software, Inc.

Carl W. Neun.    Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc. and Radisys Corporation. He served as Chairman of the Board of Oregon Steel Mills, Inc. until January 2007, when the Company was acquired. Mr. Neun has a bachelor’s degree from Hamilton College and an MBA from the Wharton School at the University of Pennsylvania.

Gregory H. Turnbull.    Mr. Turnbull has served as a Director of the Company since 1986. He was elected as Chairman of the Board in September 2005. Mr. Turnbull has served as President and Chief Executive Officer of AP Pharma, Inc., a specialty pharmaceutical company, since October 2006, and also serves as a member of that company’s board of directors. Previously, Mr. Turnbull was self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

Steven E. Wynne.    Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne has served as President and Chief Executive Officer of Sport Brands International, Ltd. (“SBI”) since February 2004. SBI owns a number of companies that create, develop, produce and distribute sports apparel and footwear under the Fila, Cloudveil and Motionwear brands. From April 2001 to April 2002 and from April 2003 to February 2004, Mr. Wynne was a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company’s legal counsel. Mr. Wynne served as Acting Senior Vice President and General Counsel of FLIR Systems, Inc. from April 2002 to April 2003. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor’s degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

Walter W. Noce, Jr.    Mr. Noce has served as a Director of the Company since August 2005. Mr. Noce is Vice Chairman of Childrens Hospital Los Angeles, of which he had been president and CEO since July 1995. Prior to joining Childrens Hospital, Mr. Noce worked for the St. Joseph’s Health System of Orange, California in several executive capacities from 1987 to 1994. Mr. Noce has served on numerous California health care committees and boards including the California Workforce Investment Board. Mr. Noce received his bachelor’s degree in biology from La Salle University and a master’s degree in hospital administration from the University of California at Los Angeles.

Gerald K. Perkel.    Mr. Perkel has served as President and Chief Executive Officer of the Company since September 26, 2005. At that time, Mr. Perkel was also elected to the Board of Directors. Mr. Perkel served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software, from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000. Mr. Perkel received a BS in engineering from the University of California, Los Angeles.

E. Kay Stepp.    Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp currently is chair of the board of Providence Health & Services. From 1994 to 2002, she was principal and owner of Executive Solutions, Inc., a consulting firm which provided services to senior executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company (“PGE”), a Portland, Oregon, utility company. From 1978 to 1989, Ms. Stepp held various other positions at PGE. Ms. Stepp serves on the Board of Directors of Franklin Covey Company (NYSE) and StanCorp Financial Group (NYSE). She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland.

William D. Walker.    Mr. Walker has served as a Director of the Company since inception and served as Chairman of the Board until January 2003. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker retired as Vice-Chairman of the Board of Directors of Tektronix in September 2000. Mr. Walker received an electrical engineering degree from the University of Missouri. Mr. Walker is retiring from the Board of Directors when his term expires on the date of the Annual Meeting.

The Board of Directors has determined that J. Michael Gullard, Carl W. Neun, Walter W. Noce, Jr., Heinrich Stenger, E. Kay Stepp, Gregory H. Turnbull, William D. Walker and Steven E. Wynne are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee.    The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 29, 2006, conducted nine meetings. The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the Company’s independent auditors. The members of the Audit Committee currently are Mr. Neun, Ms. Stepp, Mr. Gullard and Mr. Walker. The Board of Directors has determined that Mr. Neun is an “audit committee financial expert”, as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”). Messrs. Neun, Gullard and Walker and Ms. Stepp are each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee.    The Board of Directors also has appointed a Compensation Committee which reviews executive compensation, establishes executive compensation levels and administers the Company’s stock option plans. During the fiscal year ended September 29, 2006, the Compensation Committee held six meetings. The members of the Compensation Committee currently are Ms. Stepp, Mr. Stenger and Mr. Noce.

Governance Committee.    The Governance Committee is responsible for recommending to the Board operating policies that conform to superior levels of corporate governance practice, recommending the appointment of individual Directors to the Board’s committees, overseeing the Board’s annual self-evaluation, locating qualified candidates to serve on the Board and recommending the nominees to stand for election at each annual meeting of shareholders. The Governance Committee held two meetings during the fiscal year ended September 29, 2006, and its current members are Mr. Turnbull, Mr. Walker and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2006 the Company’s Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All members of the Board of Directors attended the 2006 Annual Meeting of Shareholders.

Director Nomination Procedures

The Governance Committee serves as the nominating committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board’s consideration. In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. Mr. Gullard was identified as a potential director by Mr. Perkel and Mr. Turnbull. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the needs of the Board, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in Article III, Section 3.16 of the Company’s bylaws, including the candidate’s name, biographical data and qualifications. The Company’s bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company’s bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. See “Date for Submission of Shareholder Proposals.”

Director Compensation

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting. Audit Committee members receive an annual retainer of $12,000 and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $7,000 and the Chair of the Governance Committee receives an additional annual retainer of $3,000. In lieu of the foregoing, the Chairman of the Board receives an annual retainer of $60,000. In fiscal 2006, the Chairman also received 13,338 options and 2,200 shares of restricted stock. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company’s Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, under which each nonemployee director, excluding the Chairman of the Board, receives an option to purchase 6,000 shares of Common Stock each year after the Annual Meeting of Shareholders.

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Board Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of December 29, 2006.

Name	Age	Position
Gerald K. Perkel	51	President and Chief Executive Officer
Scott Hildebrandt	51	Vice President, Chief Financial Officer and Secretary
Douglas K. Barnes	49	Vice President and General Manager, Industrial Business Unit
Mark Ceciliani	47	Vice President and General Manager, Commercial Business Unit
John J. Ehren	46	Vice President, Global Operations
Brad Gleeson	48	Vice President, Business Development
Kris Gorriarán	42	Vice President, Control Room/Signage Business Unit
Paul Gulick	47	Vice President, Chief Technology Officer
Patrick Herguth	34	Vice President and General Manager, Medical Business Unit
Scott Hix	37	Vice President and General Manager, Home Theater Business Unit
Jeffrey T. Siegal	43	Corporate Controller and Treasurer

Information concerning the principal occupation of Mr. Perkel is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

Scott Hildebrandt.    Mr. Hildebrandt was appointed Vice President and Chief Financial Officer of the Company in November 2005. Mr. Hildebrandt had previously served as the Company’s Vice President and Chief Financial Officer from January 2005 to May 2005. Mr. Hildebrandt served as Senior Vice President and Chief Financial Officer of Merant Software from November 2001 through May 2004 and served as Senior Vice President, Chief Financial Officer and Secretary of InFocus Corporation from June 1999 to November 2001. Before joining InFocus, Mr. Hildebrandt worked at Tektronix and as a CPA with Deloitte & Touche from 1978 to 1983. Mr. Hildebrandt received a BS in Business Administration with a concentration in accounting from Oregon State University.

Douglas K. Barnes.    Mr. Barnes currently is Vice President and General Manager of the Industrial Business Unit. Previously, Mr. Barnes was Vice President of European Sales and Marketing and earlier served as general manager of Planar’s North America operation. Since 1986, he has held various positions with Planar, including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a BS in Industrial Engineering from Stanford University.

Mark Ceciliani.    Mr. Ceciliani currently is Vice President and General Manager of the Commercial Business Unit. Having joined Planar in 1984, he has served in a variety of financial roles, including controller, assistant treasurer and treasurer. Before joining Planar, Mr. Ceciliani was a staff accountant for KPMG Peat Marwick for three years. He received a BS in Business Administration from Portland State University.

John J. Ehren.    Mr. Ehren serves as Vice President of Global Operations. Since joining Planar in 1998, Mr. Ehren has served in a variety of financial officer roles including Corporate Controller and Treasurer. Before joining Planar, Mr. Ehren was a consultant with Ernst & Young for six years as well as holding CFO and VP positions at two privately held manufacturing companies. Mr. Ehren received a BA in Economics from Lawrence University and a MS in Accounting and Finance from the University of Wisconsin.

Brad Gleeson.    Before joining Planar in 2006 Mr. Gleeson co-founded and was president of ActiveLight Inc. and CineLight Corp., leading US distributors of plasma displays and home theater products. Prior to ActiveLight Mr. Gleeson was director of marketing at Boxlight Corp., an early manufacturer and marketer of LCD projectors. In addition, Mr. Gleeson was founder and president Sayett International (the European subsidiary of Sayett Technology), and NovaCorp Inc., distributors of the world’s first presentation laptop computer. He has worked as a product manager at Eastman Kodak and was responsible for the company’s Datashow line of LCD projection products.

Kris Gorriarán.    Ms. Gorriarán joined Planar following the acquisition of Clarity Visual Systems in 2006 and leads the newly formed Control Room/Signage business unit. Before her 5 year tenure at Clarity, Ms. Gorriarán was with Xerox for 15 years, most recently as Vice President of Quality and Customer Satisfaction for European Operations. Ms. Gorriarán is member of the Board of Directors of the Boys and Girls Aid Society of Oregon, and she also serves on the Community Board of Directors for Regence Blue Cross and Blue Shield of Oregon. She is a graduate of The University of Oregon, with a BS in telecommunications.

Paul Gulick.    Mr. Gulick joined Planar following the acquisition of Clarity Visual Systems in 2006 where he was Chairman and CEO. Prior to founding Clarity, Mr. Gulick was a co-founder of InFocus Corporation and later was CEO and CTO for Motif, Inc., a joint venture between In Focus Systems and Motorola. Mr. Gulick is a board member of the Entrepreneur Foundation of the Northwest and of the Children’s Cancer Association. He was honored by the Cascade Pacific Counsel as the Technology Executive of the Year for 2005. Mr. Gulick holds 17 US patents and a BS in Electrical Engineering and Computer Science from the University of California, Berkeley.

Patrick Herguth.    Mr. Herguth joined Planar in early 2005 to lead the company’s medical business unit, based in Waltham, Massachusetts. His background includes extensive experience in healthcare technology, including management and marketing roles within GE Healthcare’s clinical information technology division, Kodak’s health imaging division and Hitachi’s ultrasound division. He earned a BS in applied and engineering physics from Cornell University and an MBA from the Kellogg School of Business at Northwestern University.

Scott Hix.    Mr. Hix joined Planar as Vice President of Business Development in April 2006. Prior to joining Planar, Mr. Hix was the Senior Vice President of Worldwide Sales at InFocus Corporation. Before that he held several senior executive roles at InFocus, including Senior Vice President and GM, Americas Business Unit and Vice President of Business Development. Mr. Hix attended Portland State University where he studied Business Management as well as completing the Stanford University Graduate School Executive MBA Program.

Jeffrey T. Siegal.    Mr. Siegal joined Planar in July 1999 as Corporate Controller. In 2004, he was also named Treasurer. Prior to joining Planar, Mr. Siegal was an auditor for twelve years with Deloitte and Touche and Ernst and Young. Mr. Siegal earned a BS in Business Administration—Accounting at San Jose State University. He is a certified public accountant.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the “named executive officers”) for the fiscal years ended September 29, 2006 and September 30, 2005.

	Annual Compensation			Long-Term Compensation			All Other Compensation(1)
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards		Securities Underlying Stock Options
Gerald K. Perkel(2) President and Chief Executive Officer	2006 2005	$421,730 8,300	$479,106 —	$	— 1,256,000	— 240,000	$26,510 500

Scott Hildebrandt(3) Vice President, Chief Financial Officer and Secretary	2006 2005	214,000 99,000	146,088 —		479,325 141,600	120,000 50,000	15,000 135,600

Douglas K. Barnes(4) Vice President and General Manager, Industrial Business Unit	2006	243,665	135,734		243,050	30,000	134,913

John J. Ehren(5) Vice President, Global Operations	2006	207,308	116,991		95,000	30,000	15,000

Patrick Herguth(6) Vice President and General Manager, Medical Business Unit	2006	207,308	120,667		339,100	30,000	15,000

(1)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company’s employees.
(2)	Mr. Perkel became the Company’s President and Chief Executive Officer on September 26, 2005. The amount set forth under Restricted Stock Awards represents the value of 160,000 shares of Common Stock granted to Mr. Perkel calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. These shares are fully vested. The amount set forth under All Other Compensation includes $15,000 of 401(k) matching contributions, $10,500 for financial planning services and $ 1,010 for life insurance premiums.
(3)

Mr. Hildebrandt served as the Company’s Vice President and Chief Financial Officer from January 3, 2005 to May 13, 2005. Mr. Hildebrandt was elected as the Company’s Vice President and Chief Financial Officer again on November 22, 2005. The amount set forth under Restricted Stock Awards for 2005 represents the value of 15,000 shares of Common Stock granted to Mr. Hildebrandt calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. All of these shares of Common Stock were forfeited upon the termination of Mr. Hildebrandt’s employment with the Company in May 2005. All of the 50,000 options to purchase common stock set forth under Securities Underlying Stock Options for 2005 were forfeited upon termination of Mr. Hildebrandt’s employment with the Company in May 2005. The amount set forth under All Other Compensation for fiscal 2005 includes a severance payment of $131,000 paid to Mr. Hildebrandt in connection with the termination of his employment with the Company in May 2005. The amount set forth under Restricted Stock Awards for 2006 represents the value of 55,000 shares of Common Stock granted to Mr. Hildebrandt calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 29, 2006 was $624,250, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. Vesting requirements continue to apply to 18,750 of these shares, with 6.25% of those shares vesting on the last day of each fiscal quarter of the Company, beginning with the quarter ending December 29, 2006.

(4)	The amount set forth under Restricted Stock Awards represents the value of 25,000 shares of Common Stock granted to Mr. Barnes calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 29, 2006 was $283,750, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares vest as follows: 10,000 shares vest annually over four years; and, 15,000 shares vest upon achievement of internal financial performance metrics. The amount set forth under All Other Compensation includes $119,913 of allowances for foreign service employees and $15,000 of 401(k) matching contributions.
(5)	The amount set forth under Restricted Stock Awards represents the value of 10,000 shares of Common Stock granted to Mr. Ehren calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 29, 2006 was $113,500, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares vest annually over four years.
(6)	The amount set forth under Restricted Stock Awards represents the value of 35,000 shares of Common Stock granted to Mr. Herguth calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 29, 2006 was $397,250, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares vest as follows: 15,000 shares vest annually over four years; and 20,000 shares vest upon achievement of internal financial performance metrics.

Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 29, 2006.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal 2006	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%	10%
Gerald K. Perkel	—		—	—	—	—	—
Scott Hildebrandt	120,000	(3)	7.39%	$9.44	11/21/2015	$712,412	$1,805,391
Douglas K. Barnes	30,000	(3)	1.85	9.50	12/07/2015	$179,235	$454,217
John J. Ehren	30,000	(3)	1.85	9.50	12/07/2015	$179,235	$454,217
Patrick Herguth	30,000	(3)	1.85	9.50	12/07/2015	$179,235	$454,217

(1)	All options were granted at an exercise price equal to the fair market value of the Common Stock, as determined by reference to the closing price on the Nasdaq Stock Market on the last trading day prior to the date of the grant.
(2)	The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.
(3)	These options become exercisable 25% one year after the grant date, and 6.25% per quarter thereafter.

Stock Option Exercises and Holdings in Last Fiscal Year

The following table sets forth, for each of the named executive officers, information regarding the shares acquired upon option exercises during fiscal 2006 and the related value realized and the number and value of unexercised stock options held as of September 29, 2006.

	Options Exercised in Last Fiscal Year(1)		Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(2)
Name	Number of Shares	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald K. Perkel	—	—	60,000	180,000	$210,000	$630,000
Scott Hildebrandt	—	—	—	120,000	—	229,200
Douglas K. Barnes	2,889	$15,365	113,915	64,604	4,550	99,150
John J. Ehren	—	—	32,188	58,750	4,550	99,150
Patrick Herguth	—	—	1,250	63,750	4,550	72,750

(1)	The value realized is based on the difference between the market price at the time of exercise and the applicable exercise price.
(2)	Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreements

The Company and Gerald Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005 (“Employment Agreement”). The Employment Agreement is for a term ending September 26, 2008, provided that on that date and each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, Mr. Perkel is paid a base salary of $430,000 per year and will have an annual cash bonus target of 120% of his base salary. Mr. Perkel will be entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment without Cause or if Mr. Perkel terminates his employment with the Company with Good Reason, or if the Company notifies Mr. Perkel that the term of the Employment Agreement will not be extended, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) continue to pay Mr. Perkel his base salary for 24 months; (iii) reimburse Mr. Perkel for the premiums for continuation of health insurance benefits for 18 months; (iv) pay the premiums to continue basic life, supplemental life and disability insurance for 18 months; and (v) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would otherwise vest within 12 months after the date of termination of employment.

If Mr. Perkel’s employment is terminated within 24 months after a Change in Control or if his employment is terminated and a Change in Control occurs within 90 days thereafter, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) pay Mr. Perkel an amount equal to (A) two times the higher of (1) Mr. Perkel’s annual base salary in effect immediately before he is given notice of termination, or (2) Mr. Perkel’s annual base salary in effect immediately before the Change in Control, plus (B) two times the higher of (1) Mr. Perkel’s target bonus for the year in which the notice of termination is given, or (2) Mr. Perkel’s target bonus for the year in which the Change in Control occurs; (ii) arrange to provide for Mr. Perkel and his family basic life, supplemental life, accident, medical and dental insurance benefits for a period of 24 months, except to the extent similar benefits are provided by a subsequent employer; (iv) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) and, to the extent that a Change in Control occurs within 90 days after the termination of Mr. Perkel’s employment, pay him the value of any stock options or stock grants forfeited by him at the time his employment was terminated.

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

Change in Control Agreements

The Company has entered into change in control agreements (the “Agreements”) with certain executive officers, including Messrs. Barnes, Ehren, Herguth and Hildebrandt. The Agreements are for a term ending on September 26, 2006, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an Agreement will not be so extended. If a “Change in Control” (as defined in the Agreements) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreements) or by the executive officer for “Good Reason” (as defined in the Agreements), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to 12 months base salary (18 months in the case of Mr. Hildebrandt) and (ii) an amount equal to the target bonus (1.5 times the target bonus in the case of Mr. Hildebrandt) for the year of termination or Change in Control. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreements that would vest during the 12 month period (18 months in the case of Mr. Hildebrandt) after the date of termination would immediately become fully vested.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

The Company has also entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options or restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for “Good Reason” (as defined in those agreements) following a “Change of Control” (as defined in those agreements) of the Company.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 29, 2006. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 29, 2006, and the weighted average exercise price of those options.

	A		B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	1,551,282	(2)	$14.52	1,208,333	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	1,286,115		9.00	10,909

Total(5)	2,837,397		12.02	1,219,242

(1)	Consists of the Company’s 1993 Stock Incentive Plan, Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, 2004 Employee Stock Purchase Plan and 1996 Stock Incentive Plan.
(2)	Excludes purchase rights accruing under the Company’s 2004 Employee Stock Purchase Plan (the “Purchase Plan”) which has a shareholder approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs or (ii) the fair market value on the semi-annual purchase date.
(3)	Includes shares available for future issuance under the Purchase Plan. As of September 29, 2006, an aggregate of 244,496 shares of Common Stock were available for issuance under the Purchase Plan.
(4)	Consists of the Company’s 1999 Nonqualified Stock Option Plan and nonqualified stock options granted to William D. Walker in fiscal 1999, nonqualified stock options granted to Gerald K. Perkel in fiscal 2005, and nonqualified stock options granted to Scott Hildebrandt, Kris Gorriarán and Brad Gleeson in fiscal 2006, pursuant to individual compensation arrangements. All of these stock options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date the option was granted. The stock option granted to Mr. Walker was fully vested on the date of grant. Each of the remaining stock options vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting quarterly thereafter.
(5)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 29, 2006, a total of 955,525 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $5.59 per share. A total of 222,959 additional options may be granted under those plans.

The Nonqualified Plan.    The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) has not been approved by shareholders. Options may be granted under the Nonqualified Plan to employees of the Company who are neither officers nor Directors at the time of grant. The Board has authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 29, 2006, options covering 1,063,615 shares of Common Stock were outstanding under the Nonqualified Plan, 10,909 shares remained available for future option grants, and options covering 490,476 shares had been exercised. Share issuances under the 1996 Stock Incentive Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Nonqualified Plan, and share issuances under the Nonqualified Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1996 Stock Incentive Plan.

COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors is composed entirely of independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

The Company’s executive compensation policy is based on principles designed to ensure that executive pay is correlated with desired corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

The key components of the Company’s compensation program are base salary, quarterly incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers’ interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis. Base salary and short and long term incentives for executive officers are based, in part, upon an annual review conducted by the Compensation Committee of compensation paid by companies that the Committee deems comparable to the Company. The Compensation Committee’s policy is to set the base salaries of executives at or near the median of the surveyed companies and to provide for cash incentive payments commensurate with performance. The Compensation Committee also approves all stock and stock option grants. Stock and stock option grants are determined each year based on competitive practices of other comparable companies, as well as company-specific shareholder dilution considerations.

Base Salary.    Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and exercising leadership. Specifically, with respect to the chief executive officer, the Compensation Committee takes into account, among other things, a comprehensive assessment of the chief executive officer’s performance that includes feedback from all Board members. The Compensation Committee believes that executive officer base salaries for fiscal year 2006 were reasonable as compared to amounts paid by companies of similar size.

Performance Incentive.    The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. Consequently, each year the Compensation Committee establishes threshold, target and outstanding performance levels for the Chief Executive Officer and the other executive officers based on the Company’s achievement of certain financial performance criteria each quarter. For fiscal 2006, cash bonuses equal to 55 percent to 113 percent of base salaries were paid to the named executive officers based on the Company’s achievement of such predetermined financial performance criteria.

Stock Grants and Options.    The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer’s actual and potential contribution to the Company’s growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a number of years. For fiscal year 2007, the Compensation Committee expects to use performance based shares (full value shares awarded upon the completion of predetermined financial and operational objectives) to support retention of executives, incent and reward performance and limit dilution.

Executive Stock Ownership.    In addition to the stock grant and option program described above, the Company believes it is essential for all executive officers to have direct ownership of the Company’s Common Stock, thereby further aligning the long-term interest of executives with those of shareholders. Accordingly, the Company’s executive officers generally are encouraged to own Common Stock, and the Compensation Committee reviews executive ownership levels each year.

Compensation of Chief Executive Officer

Mr. Perkel has served as the Company’s President and Chief Executive Officer since September 26, 2005. On that date, Mr. Perkel and the Company entered into an Executive Employment Agreement. For fiscal 2006, Mr. Perkel received a base salary of $430,000. Mr. Perkel also received a cash bonus of $479,106 for fiscal 2006.

COMPENSATION COMMITTEE:

E. Kay Stepp, Chair

Walter W. Noce, Jr.

Heinrich Stenger

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2006 were Ms. Stepp and Messrs. Noce and Stenger, each of whom is an independent director not employed by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Audit Committee operates under a written charter adopted by the Board on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee annually selects the Company’s independent accountants.

Management is responsible for preparing the Company’s consolidated financial statements. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountant’s that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2006 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

J. Michael Gullard

E. Kay Stepp

William D. Walker

STOCK PERFORMANCE GRAPH

The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and two indexes of peer companies selected by the Company.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PLANAR SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND TWO PEER GROUPS

*	$100 invested on 9/29/00 in stock or index-including reinvestment of dividends.

Index calculated on month-end basis.

The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the Nasdaq Stock Market index is based upon the stock price or index on September 29, 2000.

The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and two groups of peer companies, with the investment weighted on market capitalization. Companies in the Old Peer Group are as follows: InFocus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. Companies in the New Peer Group are as follows: InFocus Systems, Inc., Pixelworks, Inc. and White Electronics Corporation. The Company created the New Peer Group index because it believes that the companies included in the index are more comparable to Planar than the companies included in the Old Peer Group. The past performance of the Company’s Common Stock is not an indication of future performance. There can be no assurance that the price of the Company’s Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal 2006, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal 2006 except for one Form 3 for each of Messrs. Gleeson, Gulick, Hix, Noce and Ms. Gorriarán, which were filed late, and one Form 4 for each of Messrs. Hildebrandt, Perkel and Turnbull, which were filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 3, 2006, the Company entered into a Separation Agreement and Release with Steve Buhaly, the Company’s Vice President and Chief Operating Officer (the “Separation Agreement”) in connection with the termination of Mr. Buhaly’s employment with the Company on that date. The Separation Agreement provided for a severance payment to Mr. Buhaly in the amount of $260,000 and payment by the Company, for a period of up to 18 months, of premiums for group health insurance for Mr. Buhaly and his family. The Separation Agreement also provided for the acceleration of vesting of 7,500 shares of the Company’s common stock held by Mr. Buhaly.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of December 29, 2006 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Dimensional Fund Advisors Inc.(2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,047,451	6.1%

Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	905,986	5.3

Gerald K. Perkel	194,076	1.1

J. Michael Gullard	—	*

Carl W. Neun	46,800	*

Walter W. Noce, Jr.	10,333	*

Heinrich Stenger	63,050	*

E. Kay Stepp	61,000	*

William D. Walker	133,000	*

Gregory H. Turnbull	110,567	*

Steven E. Wynne	50,500	*

Scott Hildebrandt	65,840	*

Douglas K. Barnes	136,002	*

John J. Ehren	47,176	*

Patrick Herguth	11,934	*

Executive Officers and Directors as a group (19 persons)	1,580,792	8.8

*	less than one percent
(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 29, 2006 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 29, 2006 is as follows: Mr. Perkel—75,000; Mr. Gullard—0; Mr. Neun—45,000; Mr. Noce—9,333; Mr. Stenger—59,000; Ms. Stepp—58,000; Mr. Turnbull—73,338; Mr. Walker—83,000; Mr. Wynne—50,000; Mr. Hildebrandt—37,500; Mr. Barnes—102,040; Mr. Ehren—29,563; Mr. Herguth—9,375; and all directors and officers as a group—809,086.
(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on February 6, 2006. The Schedule 13G states that Dimensional is the beneficial owner of an aggregate of 1,047,451 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Royce & Associates LLC (“Royce”) with the SEC on January 31, 2006. The Schedule 13G states that Royce is the beneficial owner of an aggregate of 905,986 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

INDEPENDENT AUDITORS

KPMG LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for fiscal year 2007. KPMG LLP has served as the Company’s independent auditors since 1983. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 29, 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $826,400. Fees billed by KPMG LLP for those services for the fiscal year ended September 30, 2005 were $534,600. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s 401(k) Savings and Profit Sharing Plan were $12,500 and $11,500 for the fiscal years ended September 29, 2006 and September 30, 2005, respectively.

Financial Information Systems Design and Implementation Fees.    No fees were billed by KPMG LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal years ended September 29, 2006 and September 30, 2005.

Tax Fees.    The aggregate fees billed by KPMG LLP for professional services for tax compliance were $223,852, and for tax advice and tax planning were $5,000 for the fiscal year ended September 29, 2006. The aggregate fees billed for tax compliance, tax advice and tax planning were $216,300 for the fiscal year ended September 30, 2005.

All Other Fees.    KPMG LLP billed no additional fees for services other than as described above under “Audit Fees”, “Tax Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal years ended September 29, 2006 and September 30, 2005.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chair of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The Company has been informed by KPMG LLP that no persons other than KPMG LLP’s full-time, permanent employees spent time on the KPMG LLP engagement to audit the Company’s financial statements for fiscal 2006.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2008 proxy statement. Any such proposal must be received by the Company not later than September 18, 2007. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2007 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 29, 2006 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 29, 2006 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

Gerald K. Perkel

President and Chief Executive Officer

Beaverton, Oregon

January 16, 2007

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:00 p.m. on Thursday, February 22, 2007 at 1195 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR the nominees listed below (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below		FOR	AGAINST	ABSTAIN

1. Election of two directors, each for a three-year term.	☐	☐	2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐
01 – J. Michael Gullard and 02 – Heinrich Stenger

Instruction: To withhold authority to vote for any nominee, write that nominee’s name(s) in this space:

			Please check this box if you plan to attend the Annual Meeting.	☐
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE. If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

____________________________________________________

Typed or Printed name(s)

____________________________________________________

Authorized Signature

____________________________________________________

Title or authority, if applicable

____________________________________________________

Date

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